EXHIBIT 10.3
AMENDMENT TO EMPLOYMENT AGREEMENT

THIS AMENDMENT (this “Amendment”), dated March 4, 2021 and effective January 1, 2021 is made by and between VISHAY ADVANCED TECHNOLOGIES, LTD (the “Company”), a corporation organized under the laws of the State of Israel and a wholly-owned subsidiary of VISHAY PRECISION GROUP, INC. a Delaware corporation (“VPG”), (the “Company”) and AMIR TAL (the “Executive”).
WHEREAS, the Company and the Executive are parties to an employment agreement, dated March 15, 2020, as amended (the “Employment Agreement”);
WHEREAS, Section 8.5 of the Employment Agreement provides that the Company and the Executive may amend the Employment Agreement by mutual agreement in writing;
WHEREAS, the Company and the Executive desire to amend the Employment Agreement as set forth herein (the “Amendment”); and
NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Section 4.3 of the Employment Agreement is hereby amended in its entirety to read as follows:
“4.3    Long-Term Equity Incentives. Effective each January 1st during the Term, the Company shall grant Executive an annual equity award under the Company’s 2010 Stock Incentive Program (or any successor plan or arrangement thereof) having a value approximately equal to 40% of Base Salary (or such higher percentage of Base Salary as determined by the Compensation Committee in its discretion) on such date (the “Annual Equity Grant”). Commencing on January 1, 2021 and on each January 1 thereafter during the Term, fifty-percent (50%) of each Annual Equity Grant shall be in the form of time-vested restricted stock units (“RSUs”), and fifty-percent (50%) shall be in the form of performance-based restricted stock units (“PBRSUs”). In the event of the termination of Executive’s employment with the Company by the Company without Cause, by Executive for Good Reason, or as a result of Executive’s death or Disability, and subject to the Executive’s (or his legal representative’s execution in the case of death) executing and not revoking the Release contemplated in Section 6.3, any outstanding time-vested Annual Equity Grants awarded pursuant to this Section 4.3 shall immediately vest and any outstanding performance vested Annual Equity Grants awarded pursuant to this Section 4.3 shall vest on their normal vesting date to the extent the applicable performance criteria are realized. In the event of a Change in Control, all of such outstanding Annual Equity Grants shall immediately vest provided Executive is actively employed by the Company on the closing date of such event.”

2.    Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.
3.    This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and Executive has executed this Amendment, in each case on the 4th day of March, 2021.

VISHAY ADVANCED TECHNOLOGIES, LTD

By:    /s/ Ziv Shoshani
Ziv Shoshani
Title:    President and Chief Executive Officer

/s/ Amir Tal
AMIR TAL